EXHIBIT 10.7(a)
First Amendment to the
Sterling Chemicals, Inc.
Amended and Restated Salaried Employees’ Pension Plan
          Whereas, Sterling Chemicals, Inc. (the “Corporation”) currently maintains its Amended and Restated Salaried Employees’ Pension Plan (as amended, the “Existing Plan”);
          Whereas, pursuant to Section 16.1 of the Existing Plan, the Corporation has the right to amend the Existing Plan in certain respects; and
          Whereas, in order to provide for the payment of early retirement benefits to working Participants (as defined in the Existing Plan), as permitted under the Pension Protection Act of 2006, the Corporation, as plan sponsor, desires to, and hereby elects to, modify the Existing Plan as provided in this First Amendment to Amended and Restated Salaried Employees’ Pension Plan (this “Amendment”);
          Now, Therefore, the Existing Plan is hereby amended as follows:
          Section 1. Amendment of Section 1.1 of the Existing Plan. Section 1.1 of the Existing Plan is hereby amended by adding a new definition thereto, to be inserted into Section 1.1 in the appropriate alphabetical order and to read in its entirety as follows:
     “Early Retirement Date” means the following:
(1)	for a Participant who elects to commence payments while he continues in employment with his Employer or an Affiliated Company, as permitted under Section 6.1 of the Plan, the first day of the month following the later of (a) the month in which he meets the eligibility requirements to receive early retirement benefits while continuing employment with his Employer or an Affiliated Company under Section 6.1 or (b) the month in which he makes written application for an early retirement benefit; or

(2)	for a Participant who does not elect to commence payments while he continues in employment with his Employer or an Affiliated Company, the first day of the month following the later of the month in which he retires after meeting the eligibility requirements in Section 6.1 or the month in which he makes written application for an early retirement benefit, but not, in either case, later than his Normal Retirement Date.
          Section 2. Amendment of Section 6.1 of the Existing Plan. Section 6.1 of the Existing Plan is hereby amended by adding a new paragraph at the end thereof to read in its entirety as follows:

In addition, each Participant who (a) continues in employment with his Employer or an Affiliated Company, (b) has attained the age of 62, (c) has at least five years of Service and (d) is not eligible for or does not elect to receive LTD benefits in accordance with the provisions of Article VIII, shall be eligible for an early retirement benefit at his election.
          Section 3. Amendment of Section 6.2 of the Existing Plan. Section 6.2 of the Existing Plan is hereby amended to read in its entirety as follows:
     6.2 Amount
An eligible Participant’s monthly early retirement benefit shall be equal to his vested Accrued Benefit on his Early Retirement Date; provided, however, that the amount of such benefit shall be adjusted as provided below:
(a)	Except as otherwise provided in Section 6.1 or in paragraph (b) below, the amount of such benefit shall be reduced by 1/4 of one percent for each full calendar month by which his Annuity Starting Date precedes his Normal Retirement Date.

(b)	If the sum of a Participant’s age and years of Service equals or exceeds 80 on his Early Retirement Date and his Early Retirement Date is on or after April 1, 1999, the reduction in the preceding paragraph will not be applied to Section 5.2(a) and item (1) of Section 5.2(b); provided the Participant meets one of the following requirements:
(i)	the Participant is retiring directly from active employment or is electing to commence his early retirement benefit while still actively employed by his Employer or an Affiliated Company and, in either case, the sum of the Participant’s age plus years of Service equals or exceeds 80 as of his Early Retirement Date; or

(ii)	the Participant earned Credited Service after he became a Participant in the Plan and his termination of employment is a result of a reduction in workforce and, after his involuntary termination, the sum of his age and years of Service reaches or exceeds 80.
If an eligible Participant elects to receive his early retirement benefit while continuing to be employed by his Employer or an Affiliated Company, as permitted under Section 6.1, the amount of the benefit payable to the Participant shall be determined in accordance with the provisions of this Section based upon the Participant’s age and years of Service as of his Early Retirement Date. The amount of such benefit shall not be adjusted during the term of the Participant’s employment.
A Participant’s vested interest in his Accrued Benefit shall be determined in accordance with the schedule provided in Section 7.1.

          Section 4. Amendment of Section 11.1 of the Existing Plan. Section 11.1 of the Existing Plan is hereby amended to read in its entirety as follows:
     11.1 Suspension of Benefits for Rehired Retired Participants
Except as otherwise provided in Sections 11.2, 11.7 and 11.8, if a retired former Employee is reemployed by an Employer or an Affiliated Company, any benefits payable to such Participant under the Plan shall be suspended during the period of such reemployment, provided that the notice requirements of Department of Labor Regulations Section 2530.203-3(b)(4) are met, if applicable, unless such Participant or retired or former Employee elects to receive an early retirement benefit while employed by his Employer or an Affiliated Company, as provided in Section 6.1. If a retired former Employee whose Annuity Starting Date occurred prior to reemployment again becomes eligible to receive benefits under the Plan, the amount of benefit payable to the Participant shall be reduced to its Actuarial Equivalent to reflect the value of any benefit payments made to the Participant prior to his reemployment.
          Section 5. Effect of Amendments. Except as amended and modified by this Amendment, the Existing Plan shall continue in full force and effect. The Existing Plan and this Amendment shall be read, taken and construed as one and the same instrument. This Amendment shall supersede any provisions of the Existing Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Upon the effectiveness of this Amendment, each reference in the Existing Plan to “this Plan” or “the Plan” shall mean and be a reference to the Existing Plan as amended hereby.
          Section 6. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon the Employers (as defined in the Existing Plan) and their successors and assigns and upon the participants in the Existing Plan and their respective heirs, executors, personal representatives, administrators, successors and assigns.
          Section 7. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
          Section 8. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.

          In Witness Whereof, the Corporation has caused this Amendment to be duly executed in its name and on its behalf by its proper officer thereunto duly authorized effective as of January 1, 2007.

Sterling Chemicals, Inc.

/s/ Richard K. Crump
Richard K. Crump, President and Chief
Executive Officer